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                                                                    EXHIBIT 99.1

       [LETTER HEAD OF COMMUNITY TRUST FINANCIAL SERVICES APPEARS HERE]


April 26, 1999



Dear Shareholder,

As you know, our company completed a very successful stock offering in 1998, selling 294,118 shares of common stock to increase shareholders' equity in Community Trust Financial Services by approximately $5,000,000. Although many of our existing shareholders and other people who knew us well here in Paulding County bought much of the stock, Morgan Keegan & Company, Inc.("Morgan Keegan"), who acted as placement agent for the offering helped us sell the rest. Our company has enjoyed a long relationship with Knox Wall, a division of Morgan Keegan, in other matters for the Bank, and we were very pleased to have their assistance in 1998.

It is my pleasure now to announce that Morgan Keegan, will begin trading stock in Community Trust Financial Services. As a market maker in our stock, Morgan Keegan will facilitate trades, therefore providing our shareholders with the ability to buy or sell company stock more easily. We have just completed the registration process to be listed on the OTC (Over the Counter) Bulletin Board; and our stock is being traded under the symbol CTFV.

We at Community Trust are excited about this next step in the success and growth of our company. Morgan Keegan & Company, Inc. is a member of the New York Stock Exchange, and we're proud to continue our relationship with Knox Wall, as a division of Morgan Keegan. You will find enclosed a letter from Knox Wall explaining their services in buying or selling our stock. Please direct any questions you may have to John Thornton at Knox Wall, or to Angel Byrd, our controller at Community Trust.

Sincerely,



/s/Ronnie Austin
Ronnie Austin
President / CEO

Enclosure